Exhibit 99.1

Company/Investor Contact:
Dianne Will
Hemispherx Biopharma, Inc.
518-398-6222
ir@hemispherx.net

Hemispherx Biopharma Reports on Annual Stockholder Meeting

PHILADELPHIA, PA— October 17, 2011—Hemispherx Biopharma (NYSE AMEX: HEB) announced that it held its 2011 Annual Meeting of Stockholders on October 13, 2011.  Final voting results will be included in an 8-K to be filed later today.

Since turnout in prior years has been consistently low, the Company reduced the quorum for this meeting to 40%.  However, as a result of Management actively working to reach stockholders, including the European stockholders that own approximately 40% of the outstanding shares, the Company surpassed the minimum quorum requirement with 51.9% of its outstanding shares voted.

At the meeting, each of the five nominees for Director named in the Company's Proxy Statement was elected to a one-year term and the selection of McGladrey & Pullen, LLP as independent auditors for the fiscal year ending December 31, 2011 was ratified.

The Stockholders did not approve the annual, non-binding advisory vote on Executive Compensation.  The Company noted that there was very little stockholder voting on this resolution, with only 20.7% of the outstanding shares eligible voted.  In addition, 44.1% of the votes cast were in favor of executive compensation, while 37.0% of the votes cast were against and 18.9% of the votes cast abstained.

The Company left the polls opened for voting on the amendment of its Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 350,000,000 and adjourned the meeting solely with regard to this proposal until November 10, 2011 at 1:00 p.m. at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103.  The Company kept the polls open due to the low vote turn out and the much greater vote required for passage of this proposal.  Unlike the other proposals, this proposal requires the affirmative vote of the outstanding shares, rather than a majority of the shares present and voting at the meeting (i.e., a positive vote of 67,753,436 rather than 35,132,027 if limited to total votes cast).  However of those shares cast at the time of the meeting, 71.4% voted in favor of the proposal.

Hemispherx very much needs additional votes to pass this crucial proposal.  The Company believes that, stockholders who do not cast their vote could negatively impact the Company’s ability to fully achieve the promise and shareholder return that originally led them to invest in its stock.

The Board of Directors extends its appreciation to all those stockholders that voted and encourages those who have not yet voted, to cast their vote “FOR” this one remaining proposal.

Please note that all three independent institutional advisory firms that analyzed this proposal, Glass Lewis & Co., Institutional Shareholder Services (ISS), and Eagan-Jones Proxy Services recommended a “FOR” vote on this proposal.

Specific Limitations and Restrictions On Usage Of Newly Authorized Shares

To address a potential concern that additional share issuances may dilute your stock holdings while providing the Company with additional cash without enhancing stockholder value, the Board has voted to significantly limit the utilization of the newly authorizes shares without further stockholder approval.  As discussed in more detail in the Proxy and the “Memorandum of Limitations and Restrictions on Stock Issuances”, the Company would not issue any of the newly authorized shares where such issuance would be primarily for fundraising purposes.

Benefits of Additional Authorized Shares

The Board of Directors believes that the proposed increase in authorized shares of common stock will benefit Hemispherx stockholders by providing flexibility to issue shares of common stock for general and corporate purposes, including a variety of business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval.  As noted above, three independent institutional advisory firms have analyzed this proposal and recommended a “FOR” vote to increase the shares.

Detriment If Additional Shares Are Not Authorized

The Board believes that there are compelling reasons why we need additional authorized shares.  Without these shares, the Company could face a significant impediment to its ability to undertake strategic transactions since such actions may be contingent upon its subsequent ability to secure stockholder approval to create the authorized shares.  Such a requirement would put the Company at a competitive disadvantage.  As a result, if the number of authorized shares is not increased, it may lose out on important corporate opportunities.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products.  For more information please visit www.hemispherx.net.

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties.  For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission.  Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen® and Alferon® LDO) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders.  The forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.  The planning, completion, results or submission of clinical trials do not imply that any study product will ever be approved commercially for the studied or other treatment indications.